Exhibit 99.1

Akari Therapeutics Announces ADS Ratio Change

TAMPA, FL and LONDON – March 17, 2026 – Akari Therapeutics, Plc (Nasdaq: AKTX), an oncology biotechnology company developing antibody drug conjugates (ADCs) with novel RNA splice modulating payloads, today announced that the Company will change the ratio of its American Depositary Shares (ADSs) to ordinary shares from one ADS representing two thousand (2,000) ordinary shares to a new ratio of one ADS representing eighty thousand (80,000) ordinary shares. The ratio change is expected to be effective on March 31, 2026.

The ratio change is intended to enable Akari to maintain compliance with the Nasdaq minimum bid price requirement for continued listing. On the effective date, each ADS holder will be required to exchange every forty ADSs for one new ADS. Deutsche Bank, the depositary bank, will arrange for the exchange of the current ADSs for the new ADSs. There is no change to Akari’s underlying ordinary shares, and Akari’s ADSs will continue to trade on the NASDAQ Capital Market under the symbol AKTX.

No fractional new ADSs will be issued in connection with the change in the ADS ratio. Instead, fractional entitlements to new ADSs will be aggregated and sold and the net cash proceeds from the sale of the fractional ADS entitlements (after deduction of fees, taxes and expenses) will be distributed to the applicable ADS holders by Deutsche Bank.

Akari can give no assurances of the performance of the ADS price following the ratio change.

About Akari Therapeutics

Akari Therapeutics is an oncology biotechnology company developing next-generation antibody drug conjugates (ADCs) with a unique payload, PH1, which targets RNA splicing. Utilizing its innovative ADC discovery platform, the Company has the ability to generate ADC candidates and optimize them based on the desired application to any antigen target of interest. Akari’s lead candidate, AKTX-101, targets the Trop2 receptor on cancer cells and with a proprietary linker, enabling it to deliver its novel PH1 payload directly into the tumor with minimal off-target effects. Unlike current ADCs that use tubulin inhibitors and DNA damaging agents as their payloads, PH1 is a novel payload that is a spliceosome modulator designed to disrupt RNA splicing within cancer cells. This splicing modulation has been shown in preclinical animal models to induce cancer cell death while activating both the innate and adaptive immune system to drive robust and durable activity. In preclinical studies, AKTX-101 has shown to have significant activity and prolonged survival relative to ADCs with traditional payloads. Additionally, AKTX-101 has the potential to be synergistic with checkpoint inhibitors and has demonstrated prolonged survival as both a single agent and in combination with checkpoint inhibitors. The PH1 payload has also been demonstrated to be very active against cancer cells with key oncogenic drivers such as KRAS, BRAF, ARV7, FGFR3 fusions, and others. The Company has initiated IND enabling studies for AKTX-101 with a goal of starting its First-In-Human trial by late 2026/early 2027. Akari is also developing AKTX-102, an ADC candidate targeting CEACAM5 (Carcinoembryonic Antigen-related Cell Adhesion Molecule-5), a well-validated tumor antigen broadly expressed across multiple solid tumors. AKTX-102 is designed to leverage Akari’s proprietary PH1 spliceosome-modulating payload and novel antibody construct to enable differentiated tumor cell killing and immune activation.

For more information about the Company, please visit www.akaritx.com and connect on X and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release includes express or implied forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about the Company that involve risks and uncertainties relating to future events and the future performance of the Company. Actual events or results may differ materially from these forward-looking statements. Words such as “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “future,” “opportunity” “will likely result,” “target,” variations of such words, and similar expressions or negatives of these words are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of such forward-looking statements include, but are not limited to, express or implied statements regarding statements related to the ratio change and expected effective date of the ratio change. These statements are based on the Company’s current plans, estimates and projections. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific. A number of important factors, including those described in this communication, could cause actual results to differ materially from those contemplated in any forward-looking statements. Factors that may affect future results and may cause these forward-looking statements to be inaccurate include, without limitation: the Company’s need for additional capital; the potential impact of unforeseen liabilities, future capital expenditures, revenues, costs, expenses, earnings, synergies, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of the business; risks related to global as well as local political and economic conditions, including interest rate and currency exchange rate fluctuations; potential delays or failures related to research and/or development of the Company’s programs or product candidates; risks related to any loss of the Company’s patents or other intellectual property rights; any interruptions of the supply chain for raw materials or manufacturing for the Company’s product candidates, including as a result of potential tariffs; the nature, timing, cost and possible success and therapeutic applications of product candidates being developed by the Company and/or its collaborators or licensees; the extent to which the results from the research and development programs conducted by the Company, and/or its collaborators or licensees may be replicated in other studies and/or lead to advancement of product candidates to clinical trials, therapeutic applications, or regulatory approval; uncertainty of the utilization, market acceptance, and commercial success of the Company’s product candidates; risks related to competition for the Company’s product candidates; and the Company’s ability to successfully develop or commercialize its product candidates. While the foregoing list of factors presented here is considered representative, no list should be considered to be a complete statement of all potential risks and uncertainties. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release except as required by law.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

908-824-0775

AKTX@jtcir.com